February 24, 2014

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285

Ladies and Gentlemen:

We have acted as counsel to Eli Lilly and Company, an Indiana corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of $600,000,000 in aggregate principal amount of the Company’s 1.950% Notes due 2019 (the “2019 Notes”) and $400,000,000 in aggregate principal amount of the Company’s 4.650% Notes due 2044 (the “2044 Notes” and together with the 2019 Notes, the “Notes”) issued pursuant to the Indenture, dated February 1, 1991 (the “Indenture”), among the Company and Deutsche Bank Trust Company Americas (as successor to Citibank, N.A.), as trustee (the “Trustee”), pursuant to the registration statement on Form S-3 (File No. 333-186979), filed with the Securities and Exchange Commission (the “Commission”) on March 1, 2013 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

We have reviewed:

(i)
the Underwriting Agreement, dated February 20, 2014 (the “Underwriting Agreement”), among the Company and Barclays Capital Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named therein;

(ii)	the Registration Statement;

(iii)	the Indenture;

(iv)	a copy of the Global Note representing the 2019 Notes furnished by the Trustee;

(v)	a copy of the Global Note representing the 2044 Notes furnished by the Trustee;

(vi)
the preliminary prospectus, consisting of the prospectus, dated March 1, 2013 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated February 20, 2014, with respect to the offer and sale of the Notes, filed with the Commission on February 20, 2014 pursuant to Rule 424(b) under the Securities Act;

(vii)	the pricing term sheet, dated February 20, 2014, relating to the offering of the Notes, filed with the Commission on February 20, 2014 pursuant to Rule 433(d) under the Securities Act; and

(viii)
the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement, dated February 20, 2014, with respect to the offer and sale of the Notes, filed with the Commission on February 21, 2014 pursuant to Rule 424(b) under the Securities Act.

We also have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that the Company has duly authorized the Notes. We have assumed further that the Company has duly authorized, executed and delivered the Indenture. We have assumed further that the Company is a corporation duly organized, validly existing under the laws of the State of Indiana and has all requisite power, authority and legal right to execute, deliver and perform the Indenture and the Notes. We note that you are relying with respect to all matters of Indiana law on an opinion of James B. Lootens, Corporate Secretary and deputy General Counsel of the Company, dated as of the date hereof, which opinion is filed as Exhibit 5.2 to the Current Report on Form 8-K that will be incorporated by reference into the Registration Statement.

Additionally, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, when the Notes have been (a) duly executed by the Company and duly authenticated and delivered by the Trustee in accordance with the Indenture and (b) issued and delivered by the Company against payment of the purchase price therefor in accordance with the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the following qualifications. We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest.

We are members of the bars of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K that will be incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Covington & Burling LLP